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EXHIBIT 99.1

                      ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned certifies that she is an Assistant Vice President of BankAmerica Housing Services, a Division of Bank of America, FSB, (the "Servicer") and that, as such, she is duly authorized to execute and deliver this certificate on behalf of the Servicer pursuant to Section 4.20 of the Pooling and Servicing Agreement (the "Agreement"), dated as of June 1, 1998, between Bank of America National Trust and Savings Association, Contract Seller, BankAmerica Housing Services, a Division of Bank of America, FSB, As Contract Seller and Servicer, and First National Bank of Chicago, as Trustee of the Trust 1998-2, (all capitalized terms used herein without definition having the respective meanings specified in the Agreement) and further certifies that:

1. I have reviewed the activities for the nine-month period ending September 30, 1998 and performance under this agreement has been made under such officer's supervision under Section 4.20 of the Agreement; and

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period.

IN WITNESS WHEREOF, I have affixed hereunto my signature this 30th day of September, 1998.

                                       BANKAMERICA HOUSING SERVICES,
                                       a Division of Bank of America, FSB

                                       By
                                          ---------------------------------
                                          Mary Churley
                                          Assistant Vice President and Manager
                                          Investor Servicing